Exhibit 15.3

HYDROCARBON PRODUCTION BY GEOGRAPHIC AREA

The following table sets forth our production of crude oil, natural gas, synthetic oil and synthetic gas by geographic area in 2023, 2022 and 2021:

	2023 (1)					2022(1)					2021 (1)
	Oil + NGL (mbbl) (6)	Synth. Oil + NGL (mbbl) (5)(7)	Nat. Gas (mmcf) (2)	Synth. Gas (mmcf) (2)(5)	Total (mboe)	Oil + NGL (mbbl) (6)	Synth. Oil + NGL (mbbl) (5)(7)	Nat. Gas (mmcf) (2)	Synth. Gas (mmcf) (2)(5)	Total (mboe)	Oil + NGL (mbbl) (6)	Synth. Oil + NGL (mbbl) (5)(7)	Nat. Gas (mmcf) (2)	Synth. Gas (mmcf) (2)(5)	Total (mboe)
Brazil	814,462	-	364,486	-	879,379	781,253	753	373,017	306	848,497	806,040	830	423,261	479	882,340

Tupi field (3)(9)	215,921	-	160,881	-	244,575	217,383	-	157,876	-	245,502	233,662	-	151,483	-	260,642
Búzios field (3)(9)	200,306	-	31,577	-	205,930	189,419	-	23,192	-	193,549	196,387	-	6,344	-	197,517
Other	398,235	-	172,028	-	428,874	374,451	753	191,949	306	409,446	375,991	830	265,434	479	424,181
International:		-		-			-		-
South America (outside of Brazil) (8)	889	-	50,710	-	9,921	994	-	54,721	-	10,740	1,209	-	62,858	-	12,404
North America	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Total International	889	-	50710	-	9,921	994		54,721		10,740	1,209		62,858		12,404

Total consolidated production	815,351	-	415,196	-	889,300	782,247	753	427,738	306	859,237	807,249	830	486,119	479	894,745

Equity method investees (4):
South America (outside of Brazil)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
North America	2,528	-	1,169	-	2,736	3,043	-	1,321	-	3,279	3,539	-	1,528	-	3,811
Africa	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Worldwide production	817,879	-	416,365	-	892,036	785,290	753	429,059	306	862,515	810,788	830	487,647	479	898,556

(1) Apparent differences in the sum of the numbers are due to rounding.

(2) Natural gas production figures are the production volumes of natural gas available for sale, excluding flared and reinjected gas and gas consumed in operations.

(3) The Búzios and Tupi fields are separately included as they each contain more than 15 % of our total proved reserves.

(4) Equity-accounted investees.

(5) We produced synthetic oil and synthetic gas from oil shale deposits in São Mateus do Sul, in the Paraná Basin of Brazil.

(6) Oil production includes production from EWT and NGL.

(7) Conversion rate for gas is 1 boe = 5,614.65 cf.

(8) Production in Argentina is non-conventional and was formerly reported as Synthetic Oil/Gas. Non-conventional oil production in Argentina is 299 mbbl (2023), 270 mbbl (2022), 209 and mbbl (2021). Gas production in Argentina is 20,390 mmcf (2023), 19,585 mmcf (2022) and 15,956 mmcf (2021).